Exhibit (d.2)

SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT (the “Agreement”) is entered into as of the 31st day of July, 2006 by and between Mutuals Advisors, Inc., a Texas corporation (“Advisor”) and GNI Capital, Inc., a South Carolina corporation (“Subadvisor”).

W I T N E S S E T H

WHEREAS, MUTUALS.com, a Delaware statutory trust (the “Trust”), is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to an Investment Advisory Agreement between the Trust and the Advisor (the “Advisory Agreement”), the Trust has retained Advisor to act as its investment advisor;

WHEREAS, the Advisory Agreement permits Advisor to delegate certain of its duties to a subadvisor, subject to the requirements of the 1940 Act; and

WHEREAS, Advisor desires to retain Subadvisor as subadvisor for the Generation Wave Growth Fund and the Vice Fund (each, a “Fund” and collectively, the “Funds”), each a series of the Trust.

NOW, THEREFORE, Advisor and Subadvisor mutually agree as follows:

1.

Appointment as Subadvisor.  Advisor hereby retains Subadvisor to act as subadvisor for the Funds, subject to the supervision of Advisor and the Board of Trustees of the Trust and subject to the terms of this Agreement, and Subadvisor agrees to accept such employment.

2.

Duties of Subadvisor.

(a)

Investments.  Subject to the 1940 Act, the direction of Advisor, the Board of Trustees of the Trust and the investment policies and restrictions of the Funds as set forth in the Trust’s current registration statement on Form N-1A, Subadvisor is authorized and directed to purchase, hold, sell and monitor on a continuous basis investments for the account of each Fund (the “Investments”).  In providing these services, Subadvisor will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Investments.  Advisor will provide Subadvisor with reasonable assistance in connection with Subadvisor’s activities under this Agreement, including without limitation, providing information concerning the Funds, the daily funds available for investment and general affairs of the Trust as Subadvisor may request.

(b)

Allocation of Brokerage.  Subject to the supervision of Advisor and the Board of Trustees of the Trust, Subadvisor is authorized and directed to establish and maintain accounts on behalf of each Fund, place orders for the purchase and sale of Investments with or through such persons, brokers or dealers as Subadvisor may elect, and negotiate commissions to be paid on such transactions.  In selecting brokers or dealers and placing orders, Subadvisor will seek to obtain the most favorable combination of price and execution available (considering all factors it deems relevant under the circumstances, including price, size of transaction, nature of the market for the security, amount of commission, if any, timing, reputation of broker or dealer and other factors), except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as provided below.

Subadvisor may cause the Funds to pay a broker that provides brokerage and research services to the Subadvisor a commission in excess of the commission that another broker would have charged for effecting that transaction provided (i) Subadvisor determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker in the terms of the particular transaction; (ii) such commission is paid in material compliance with all applicable state and federal laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended, and in accordance with this Agreement, and (iii) in the opinion of the Subadvisor, the total commissions paid by the Funds will be reasonable in relation to the services received.  Subadvisor shall provide such information regarding any such “soft dollar” arrangements that the Subadvisor maintains with respect to the Funds as may be requested from time to time by the Funds and the Advisor.

To the extent not prohibited by applicable law, Subadvisor may aggregate the securities to be sold or purchased to seek to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of these securities and the expenses incurred in the transaction will be made by Subadvisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and its other clients.

(c)

Securities Transactions.  Subadvisor and any of its affiliated persons will not purchase securities or other instruments from or sell securities or other instruments to the Funds; provided, however, Subadvisor may purchase securities or other instruments from or sell securities or other instruments to the Funds if such transaction is permissible under applicable law and a Fund’s procedures or in accordance with an exemptive order.

(d)

Books and Records.  Subadvisor will maintain all books and records required to be maintained pursuant to the 1940 Act with respect to its management of the Funds, including without limitation, a daily ledger of such assets and liabilities relating thereto and brokerage and other records of all securities transactions, and will furnish to Advisor or the Funds in a timely manner copies of all such books and records upon written request.  Subadvisor will also preserve such books and records for the periods prescribed in Rule 31a-2 under the 1940 Act.

(e)

Information Provided by Subadvisor.  As Advisor or the Board of Trustees of the Trust may reasonably request, Subadvisor will furnish reports on portfolio transactions and reports on Investments held in the portfolio in such detail as the requesting party may reasonably request.  Subadvisor will prepare, subject to review by the Advisor, a letter to shareholders to be included in each Fund’s semi-annual and annual reports.  As mutually agreed upon by the parties to this Agreement, Subadvisor also will provide the Funds and Advisor quarterly economic and investment analyses and reports or other investment services normally available to Subadvisor’s other clients.  Upon reasonable advance notice, Subadvisor will make its officers and employees available to meet with Advisor and the Trust’s Board of Trustees at the Trust’s principal place of business or another mutually agreed location to review the Investments of the Funds.  Subadvisor will inform the Trust and Advisor of material changes in investment strategy, tactics, ownership or key personnel.  Subadvisor also will provide information to the Advisor to assist the Advisor in ensuring the Fund’s compliance with the Internal Revenue Code of 1986, the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), and any state securities law, rule or regulation.

(f)

Custody Arrangements.  Subadvisor acknowledges receipt of a Custody Agreement for the Funds and, to the extent within its control, will comply in all material respects with the provisions of that agreement that relate to the Subadvisor’s duties hereunder.  On each business day, Subadvisor will provide the Funds’ custodian with information relating to all transactions concerning each Fund’s assets as Advisor or the custodian reasonably requests.

(g)

Voting of Proxies.  Subadvisor shall be responsible for voting proxies with respect to securities held by the Funds.  Subadvisor shall provide the Trust, in a timely manner, the proxy voting records of the Funds as required by Form N-PX and such other information regarding proxy voting as may reasonably be requested by the Board of Trustees or Advisor.  Subadvisor shall use its good faith judgment to vote or abstain from voting proxies in a manner which it reasonably believes best serves the interests of Fund shareholders.

(h)

Agent.  Subject to any other written instructions of Advisor, the Trust or the Funds, Subadvisor is hereby appointed as Advisor’s, the Trust’s and the Funds’ agent and attorney-in-fact for the limited purpose of executing account documentation, agreements, contracts and other documents as Subadvisor is requested by brokers, dealers, counterparties and other persons in connection with its management of the Investments; provided, however, that any such documentation that the Subadvisor shall execute shall comply in all material respects with all laws, rules and regulations applicable to the business of the Trust, including but not limited to the 1940 Act and the rules and regulations thereunder.  Subadvisor shall provide the Advisor and the Trust with copies of any documents executed on behalf of the Trust hereunder as soon as possible after the execution of any such documents.

(i)

Compliance with Applicable Law and Governing Documents.  With respect to all matters relating to its performance under this Agreement, Subadvisor and its directors, officers, partners and employees will act in accordance in all material respects with applicable law and with the Trust’s governing instruments and regulatory filings, including the Trust’s Declaration of Trust, amended and restated Bylaws, currently effective Registration Statement under the 1940 Act and the 1933 Act and each Fund’s Prospectus, policies and procedures, copies of which the Advisor has provided to Subadvisor prior to the date hereof, (collectively, “Governing Instruments and Regulatory Filings”) and any reasonable instructions or directions of the Trust, its Board of Trustees or Advisor provided in writing.  Advisor will promptly provide Subadvisor with any material amendments, supplements or other changes to the Governing Instruments and Regulatory Filings, and upon receipt, Subadvisor will act in accordance with such amendments, supplements or other changes.

(j)

Trust’s Name; Advisor’s Name.  Subadvisor will have no rights relating to the Trust’s name, each Fund’s name or in the name “Mutuals.com” as it is used in connection with investment products, services or otherwise, and Subadvisor will make no use of such names without the express written consent of the Trust, the Funds or Advisor, as the case may be; provided that notwithstanding anything in this Agreement, Subadvisor shall be entitled to use each Fund’s name and the name “Mutuals.com” in Form ADV or any other document required to be filed with any governmental agency or self-regulatory organization and in marketing materials for the limited purpose of indicating that Subadvisor is the subadvisor to the Funds.  Subadvisor may use each Fund’s name and “Mutuals.com” in marketing materials for other purposes subject to prior review and approval by Advisor.

(k)

Personal Securities Transactions.  Subadvisor will comply in all material respects with Rule 17j-l under the 1940 Act.  Upon reasonable request during any business day, Subadvisor will promptly make available to Advisor or the Fund any reports concerning the Fund required to be made by Subadvisor pursuant to Rule 17j-1 under the 1940 Act.  On a quarterly basis, Subadvisor shall either certify that there have been no violations of its Code of Ethics or identify any violations.

(l)

Fair Valuation.  In accordance with procedures adopted by the Board of Trustees of the Trust, as amended from time to time, Subadvisor shall provide appropriate assistance with fair valuation of those securities in which it invests a Fund’s assets for which readily available market prices are unavailable.

(m)

Regulatory Filings.  Subadvisor will provide a back-up certification to Advisor in a form reasonably satisfactory to each party relating to the Trust’s periodic reports on Form N-CSR and Form N-Q with respect to matters of which Subadvisor has firsthand knowledge.

(n)

Compliance Oversight.  Subadvisor agrees to cooperate with periodic reviews of Subadvisor’s compliance program by the Funds’ compliance personnel and to provide to the Funds such additional information and certifications regarding Subadvisor’s policies and procedures as may reasonably be requested by the Funds’ compliance personnel.  All such reviews and requests for information shall be directed to the Subadvisor’s Chief Compliance Officer.  Subadvisor agrees to promptly notify the Advisor of any material compliance violations which affect the Funds.

(o)

Section 15(c) Request for Information.  Subadvisor shall provide such information as may reasonably be requested by the Board of Trustees of the Trust, or its counsel, under Section 15(c) of the 1940 Act in connection with its annual consideration of this Agreement.

(p)

      Material Adverse Change.  Subadvisor shall immediately notify the Advisor if the Subadvisor suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties under the Agreement.  For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, the departure of Charles L. Norton or Allen R. Gillespie.

3.

Services to Competing Funds.  Except as consented to by the Advisor in writing (which consent shall not be unreasonably withheld), during the term of this Agreement (and for an additional period if agreed to in writing by the parties prior to termination of this Agreement), Subadvisor (and its successors) and any person or entity controlled by Subadvisor other than individual employees, will not act as investment advisor or subadvisor or render investment advice to or sponsor, promote or distribute any investment company (or portfolio thereof) that is substantially identical to either Fund.

4.

Duties of Advisor.  Advisor will continue to be responsible for all services to be provided to the Funds pursuant to the Advisory Agreement, and shall oversee and review Subadvisor’s performance under this Agreement.

5.

Independent Contractor.  Subadvisor will be an independent contractor in performing its duties under this Agreement and unless otherwise expressly provided herein or otherwise authorized in writing, will have no authority to act for or represent the Trust, the Funds or Advisor in any way or otherwise be deemed an agent of the Trust, the Funds or Advisor.

6.

Compensation.  Advisor will pay Subadvisor a fee for its services (the “Subadvisory Fee”) at an annual rate of 0.12% of the Generation Wave Growth Fund’s average daily net assets, and an annual rate of 0.08% of the Vice Fund’s average daily net assets. Subject to the foregoing, the Subadvisory Fee shall be accrued each calendar day during the term of this Agreement and the sum of the daily fee accruals shall be paid monthly as soon as practicable following the last day of each month.

7.

Expenses.  Subadvisor shall bear its own expenses incurred by it in connection with its services under this Agreement other than the cost of Investments (including brokerage commissions and other transaction charges, if any, on such Investments) purchased or sold by the Funds.  In addition, Subadvisor will, from time to time at its sole expense, employ such persons as it reasonably believes to be particularly fitted to assist it in the execution of its duties hereunder.  Subadvisor shall not be responsible for the Funds’ or the Advisor’s expenses.  Specifically, Subadvisor will not be responsible for expenses of the Funds or the Advisor, including, but not limited to, the following:  (a) charges and expenses for determining each Fund’s net asset value and the maintenance of each Fund’s books and records and related overhead; (b) the charges and expenses of the Funds’ lawyers and auditors; (c) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and/or administrator appointed by the Funds; (d) brokers’ commissions, and issue and transfer taxes chargeable to the Funds in connection with securities transactions to which a Fund is a party; (e) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Funds to federal, state or other government agencies; (f) fees and expenses required to be paid for registration with the SEC, or any fees and expenses required to be paid for the sale of a Fund’s shares in any state; (g) expenses related to shareholders’ and directors’ meetings, and the preparation, printing and distribution of prospectuses, proxy statements, reports to shareholders and other sales literature of the Funds; (h) distribution fees payable pursuant to rule 12b-1 under the 1940 Act; (i) compensation payable to the Funds’ trustees; and (j) marketing and advertising relating to the Funds.

8.

Representations and Warranties of Subadvisor.  Subadvisor represents and warrants to Advisor, the Trust, and the Funds as follows:

(a)

Subadvisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

(b)

Subadvisor will not engage in any futures transactions or options thereon on behalf of a Fund prior to Subadvisor filing a notice of exemption pursuant to Rule 4.14 under the CEA with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association or becoming otherwise qualified to act as a commodity trading advisor under the CEA;

(c)

Subadvisor is a corporation duly organized and validly existing under the laws of the State of South Carolina with the power to carry on its business as it is now being conducted;

(d)

The execution, delivery and performance by Subadvisor of this Agreement are within its powers and have been duly authorized by all necessary action, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance by Subadvisor of this Agreement do not contravene or constitute a default under any provision of applicable law, rule or regulation, Subadvisor governing instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon Subadvisor;

(e)

This Agreement is a valid and binding agreement of Subadvisor;

(f)

Subadvisor has provided its current (and will promptly provide all amendments thereto) Form ADV (Parts I and II) to Advisor, and each Form ADV provided to Advisor is and will be a true and complete copy of Subadvisor’s Form ADV and, to the best of Subadvisor’s knowledge and belief, the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(g)

Subadvisor has provided its Code of Ethics to Advisor along with the certification required by Rule 17j-1(c)(1)(ii) under the 1940 Act.  In accordance with Rule 17j-1, the Subadvisor will submit any material changes to such Code of Ethics to the Trust’s Board of Trustees for approval no later than six months after its adoption of the material changes.  During the term of this Agreement, Subadvisor will annually certify to the Trust’s Board of Trustees that it has adopted procedures reasonably necessary to prevent persons subject to such Code from violating the Code of Ethics, and will describe in a written report any issues arising under the Code regarding material violations of the Code and sanctions imposed in response thereto;

(h)

Subadvisor has adopted, maintains and implements written policies and procedures with regard to the protection of customer records and information, as required by Regulation S-P;

(i)

Subadvisor has adopted proxy voting policies which comply in all material respects with the requirements of the 1940 Act; and

(j)

Subadvisor represents, warrants and agrees that it has adopted and implemented, and will maintain throughout the term of this Agreement, policies and procedures, as required by Rule 206(4)-7 under the Advisers Act.  Subadvisor has provided the Fund with true and complete copies of such policies and procedures (or summaries thereof).

9.

Representations and Warranties of Advisor.  Advisor represents and warrants to Subadvisor, as follows:

(a)

Advisor is registered as an investment advisor under the Advisers Act;

(b)

Advisor is a corporation duly organized and validly existing under the laws of Texas with the power to carry on its business as it is now being conducted;

(c)

The execution, delivery and performance by Advisor of this Agreement are within its powers and have been duly authorized by all necessary action, and Advisor has caused to be taken all necessary action under the Advisory Agreement and the 1940 Act to authorize the retention of Subadvisor under this Agreement, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement and the execution, delivery and performance by Advisor of this Agreement do not contravene or constitute a default under any provisions of applicable law, rule or regulation, Advisor Governing Instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon Advisor;

(d)

This Agreement is a valid and binding agreement of Advisor.

(e)

Advisor has provided to Subadvisor the Trust’s current Registration Statement on Form N-1A relating to the Funds, and agrees to promptly provide Subadvisor with all supplements or amendments thereto relating to the Funds and to advise Subadvisor promptly in writing of any changes in the Fund’s investment policies or restrictions.

10.

Survival of Representations and Warranties.  All representations and warranties made by the parties pursuant to Sections 8 and 9 will survive for the duration of this Agreement, and each party will immediately notify the other party in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

11.

Liability and Indemnification.

(a)

Liability  .  In the absence of willful misfeasance, conduct that is unlawful or contrary to this Agreement, gross negligence, or reckless disregard on the part of Subadvisor of its duties or obligations under this Agreement, Subadvisor shall not be subject to any liability to Advisor for any act or omission in the course of, or in connection with, rendering services hereunder or for any loss suffered by the Advisor, the Trust, the Funds (including losses that may be sustained in the purchase, holding or sale of Investments), or its shareholders in connection with matters to which this Agreement relates.  In the absence of willful misfeasance, conduct that is unlawful or contrary to this Agreement, gross negligence, or reckless disregard on the part of the Advisor of its duties or obligations under this Agreement, the Advisor shall not be subject to any liability to Subadvisor for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Investments; provided, however, that nothing herein shall relieve the Advisor or Subadvisor from any of their respective obligations under applicable law, including without limitation, federal and state securities laws and the CEA.

(b)

Indemnification.  Subadvisor shall indemnify the Advisor and its respective officers, trustees and “controlling persons” (within the meaning of Section 2(a)(9) of the 1940 Act), for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Subadvisor’s willful misfeasance, conduct that is unlawful or contrary to this Agreement, gross negligence, or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA.  The Advisor shall indemnify the Subadvisor and its managing members, officers, directors and “controlling persons” (within the meaning of Section 2(a)(9) of the 1940 Act) for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Advisor’s willful misfeasance, conduct that is unlawful or contrary to this Agreement, gross negligence, or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA.

12.

Duration and Termination.

(a)

Duration.  This Agreement shall begin as of the date of execution hereof and shall continue in effect for two years from the date hereof and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually (i) by the vote of a majority of the Board of Trustees of the Trust, including a majority of the trustees who are not parties to this Agreement or “interested persons” of any such party (as defined in the 1940 Act), cast in person at a meeting called for that purpose or (ii) by the vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of each Fund.  Advisor will use its good faith efforts to facilitate such annual approval unless it believes that the continuation of this Agreement is not in the best interest of the Funds.

(b)

Termination.  Notwithstanding anything to the contrary provided herein, this Agreement may be terminated at any time, without payment of any penalty:  (i) by the vote of a majority of the Board of Trustees of the Trust, by the vote of a majority of the outstanding voting securities of a Fund or by Advisor, in each case upon not more than 60 days’ written notice; or (ii) by Subadvisor upon not less than 120 days’ written notice to Advisor, the Trust, and the Funds.  This Agreement shall also terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act) or upon the termination of the Advisory Agreement.  In the event of an assignment (as previously defined) of this Agreement and to the extent that the Advisor decides, subject to approval by the Board of Trustees, that Subadvisor should continue to serve as subadvisor to the Funds, Subadvisor shall pay for all expenses incurred by the Trust, including attorneys’ fees, in the preparation of the proxy statement and solicitation of shareholder approval of a new subadvisory agreement with Subadvisor.

13.

Amendment.  This Agreement may be amended by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by (i) the affirmative vote of a majority of the Board of Trustees of the Trust cast in person at a meeting called for that purpose, including a majority of trustees who are not “interested persons” of the Funds or the Advisor, and (ii) if necessary, by a vote of a majority of the outstanding voting securities of each Fund.  If such amendment is proposed in order to comply with the requirements of the SEC, state regulatory bodies or other governmental authorities, Advisor will notify Subadvisor of the form of amendment which it deems necessary or advisable and the reasons therefor.

14.

Confidentiality.  Subject to the duties of the parties to comply with applicable laws, including any demand of any regulatory or taxing authority having jurisdiction or under compulsory process of law, each party shall treat as confidential all non-public information pertaining to the Funds and the actions of Subadvisor, the Advisor and the Trust in respect thereof.  Subadvisor agrees to adhere to the privacy policies adopted by the Trust pursuant to Regulation S-P under the Gramm-Leach-Bliley Act.  Subadvisor will not share any nonpublic personal information concerning a Fund’s shareholders with any other party except as necessary for the performance of duties under this Agreement or as required by law or allowed under one of the exceptions set forth in Regulation S-P.

15.

Notice.  Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the following addresses and facsimile numbers designated below (or to such other address or facsimile numbers as a party may designate by notice to the other party):

If to Advisor:

Mutuals Advisors, Inc.

700 North Pearl Street, Suite 900

Dallas, Texas 75201

(888) 688-8257

If to Subadvisor:

GNI Capital, Inc.

15455 Dallas Parkway, Suite 600

Addison, Texas 75001

(972) 764-3275

16.

Governing Law.  This Agreement is governed by and construed in accordance with the laws of the United States and the internal laws of the State of Texas, without giving effect to conflicts of laws principles; provided, however, that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, the Advisers Act or the rules and regulations promulgated with respect to such respective Acts.

17.

Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument.

18.

Severability.  If any provision of this Agreement is held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

19.

Miscellaneous.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940

Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

MUTUALS ADVISORS, INC.

on behalf of the Generation Wave Growth Fund and the Vice Fund

By:

Name:

Michael J. Henry

Title:

President

GNI CAPITAL, INC.

By:

Name:

Charles L. Norton, CFA

Title:

Principal